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                                                                     EXHIBIT 5.1

                         Calfee, Halter & Griswold LLP
                               Attorneys at Law
                        1400 McDonald Investment Center
                800 Superior Avenue  Cleveland, Ohio 44114-2688
                        216/622-8200  Fax 216/241-0816



                                  July 21, 2000


PECO II, Inc.
1376 State Route 598
Galion, Ohio 44833


                  We are acting as counsel for PECO II, Inc., an Ohio corporation (the "Company"), in connection with the issuance and sale of up to 5,750,000 Common Shares, without par value, of the Company (the "Shares") to be sold by the Company (including up to 750,000 Common Shares which may be issued and sold to the Underwriters upon exercise of their over-allotment option) in accordance with the proposed Underwriting Agreement between the Company and FleetBoston Robertson Stephens Inc., CIBC World Markets Corp. and Needham & Company, Inc., as representatives of the several Underwriters. As counsel for the Company, we have assisted in the preparation of a Registration Statement on Form S-1 (the "Registration Statement") to effect the registration of the Shares under the provisions of the Securities Act of 1933, as amended.

                  We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereon, we are of the opinion that, upon the filing of the Amended Articles of Incorporation of the Company with the Secretary of State of the State of Ohio prior to the completion of the offering, the Shares to be issued and sold by the Company, when issued and sold in the manner contemplated by the Registration Statement and the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

                  We are attorneys licensed to practice law in the State of Ohio. The opinions expressed herein are limited solely to the laws of the State of Ohio. We express no opinion under the laws of any other jurisdiction.

                  We consent to the filing of this opinion with the Registration Statement and to the use of our name therein under the caption "Legal Matters." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.


                                        Respectfully submitted,

                                        /s/ CALFEE, HALTER & GRISWOLD LLP

                                        CALFEE, HALTER & GRISWOLD LLP